JNL Series Trust 485BPOS

 Ex. 99.28(p)(24)

LOOMIS, SAYLES & COMPANY, L.P.

LOOMIS SAYLES INVESTMENTS LIMITED

LOOMIS SAYLES INVESTMENTS ASIA PTE. LTD.

LOOMIS SAYLES (NETHERLANDS) B.V.

NIM-os

INSIDER TRADING POLICIES AND PROCEDURES

EFFECTIVE:

September 2004

AS AMENDED:

January 2026

TABLE OF CONTENTS

SECTION		PAGE

I.	POLICY STATEMENT	1
1.	Introduction	1
2.	The Basic Concept of Insider Trading	1
3.	“Material”	2
4.	“Non-Public”	2
5.	Special considerations for Research Analysts	2
6.	Regulation F-D	3
7.	Knowingly Receiving Inside Information	3

II.	INADVERTENT EXPOSURE TO MATERIAL, NON-PUBLIC INFORMATION	3

III.	PROACTIVELY RECEIVING MATERIAL, NON-PUBLIC INFORMATION	5

1.	Over-the-Wall Procedures

IV.	FIREWALL PROCEDURES	8
1.	Creditor Committees	7
2.	Single Situations	8
3.	Determining Committee Members	8
4.	Administration	8
5.	Required Information Security Measures	10
6.	Exceptions to Firewall Procedures	11
7.	Compliance Monitoring	11

V.	EXPERT CONSULTANTS	13

INSIDER TRADING POLICIES AND PROCEDURES

I.	POLICY STATEMENT

1.	Introduction. The Insider Trading and Securities Fraud Enforcement Act of 1988 imposes on violators and their “controlling persons” substantial civil and criminal penalties on the misuse of material non-public information (“insider trading”), and requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its employees. The regulators in many foreign jurisdictions, including the United Kingdom and Singapore, also strictly prohibit insider trading.

These Insider Trading Policies and Procedures (“Procedures”), are applicable to Loomis, Sayles & Company, L.P. and its subsidiaries, Loomis Sayles Investments Limited (“Loomis UK”), Loomis Sayles Investments Asia Pte. Ltd. (“Loomis Asia”), Loomis Sayles (Netherlands) B.V. (“Loomis Sayles”), Loomis Sayles Distributors, L.P. and NIM-os LLC (all referred to herein as “Loomis Sayles”).

Loomis Sayles maintains written policies and procedures designed to prevent trading on the basis of material, non-public information (“Procedures”). Loomis Sayles’ policy is to refrain from trading or recommending trading when in the possession of material, non-public information. Therefore, if an employee obtains material, non-public information on a particular entity, such entity’s securities will generally be placed on Loomis Sayles’ Restricted List thereby restricting trading by client accounts and employees. The only exception to this policy is with the approval of Loomis Sayles’ Chief Compliance Officer (“CCO”) or General Counsel (“GC”), and then only in compliance with the firm’s Firewall Procedures outlined in Section IV of these Procedures.

It is essential that each employee understands and guards against insider trading. Loomis Sayles’ reputation of honesty and integrity is one of its greatest assets, and it must be protected at all times.

2.	The Basic Concept of Insider Trading. What constitutes insider trading has not been defined by statute but has been left to the courts to define. The concept continues to evolve, is always fact-specific and the definition can change with each court decision. Despite the lack of a clear definition, there are guidelines to determine when the firm and/or its employees should not trade, or recommend trading, a security.

Insider trading is generally considered to be the purchase or sale of a security based on material, non-public information. The US Securities and Exchange Commission (“SEC”) and US federal courts have gone one step further and would prohibit trading while in the possession of material, non-public information - even if the investment decision was based on other factors. The two key words that have to be discussed further are “material” and “non-public.”

3.	“Material.” Information is deemed material if it would be considered important to a reasonable investor in determining whether to buy or sell a security. Obviously, this definition is difficult to apply in real-world situations. Some examples of what may be considered material information include: a forthcoming dividend declaration or omission; a corporate reorganization; the acquisition or loss of a major contract; a major borrowing; a major purchase or sale of company assets; a corporate repurchase program of its stock; an event of default; or knowledge of a forthcoming negative or positive article on company affairs.

4.	“Non-Public.” Investors may trade on any information that is public. Information is considered public if it has been widely disseminated or published, whether in writing or orally, in a medium or forum that is generally accessible to the investing public. By way of illustration, clear examples of widely disseminated information include information found in national wire services (e.g. Dow Jones, Reuters, AP), national newspapers or periodicals (e.g. The New York Times, The Wall Street Journal, Investor’s Daily) and regulatory filings, but these examples are, of course, not exclusive. If you are presented with information you have reason to believe may not be public by virtue of the circumstances in which the information was presented, you should confirm that the information is public, or will be made public, before acting on it. If there is any uncertainty whatsoever, you should consult with the CCO or GC before sharing such information with anyone.

5.	Special Considerations for Research Analysts. Each member of the Loomis Sayles’ Research Departments must be constantly alert to the fact that their investment recommendations on public companies must not be developed on material, non-public information. The Research Analyst may access private information for private bank loan companies pursuant to the Bank Loan Policy and Procedures. However, said Research Analysts must review private loan documents to determine whether the company is a significant supplier or customer of a public company. If this is determined to be the case, the Research Analyst must notify Compliance immediately, and Compliance will review the facts and circumstances to determine if the public company should be restricted from trading. Any Research Analyst that comes into possession of material, non-public information for a public company must immediately contact the CCO or the GC. However, Loomis Sayles also recognizes that it must not let the application of these Procedures become so strict or cumbersome that they affect its ability to do proper investment research work for its clients. Consistent with Loomis Sayles’ legal responsibilities, it must stay competitive and fulfill its obligation to all clients to perform thorough and competent research analysis.

One-on-one situations with company personnel can present potential issues. An obvious example is the treasurer of a company telling a Research Analyst that yet-to-be-published quarterly earnings are such that they may materially impact the price of the issuer’s securities. Under these circumstances, the analyst must be satisfied that this information has been made public before acting on the information. The use of Expert Professional Networks, or Expert Consultants, may also present potential issues, and the review process outlined in Expert Consultants in Section V of these Procedures will be followed to ensure that the use of such consultants does not create conflicts with these Procedures.

It is also recognized that it is important for Research Analysts to keep in contact with the management of companies through field trips, telephone conversations and attendance at research analyst meetings with management representatives. So long as the management representatives are aware of their own inside information obligations, there should be no issues as a result of these contacts, since the representatives can be expected to disclose only material information that has been or is being made public. However, Research Analysts cannot assume this will always be the case, and they must be alert to the possibility that the information they obtain through such contacts is inside information.

6.	Regulation F-D. In the United States, Regulation F-D, a rule that was adopted by the SEC in 2000, provides that whenever an issuer, or any person acting on its behalf, discloses, other than under confidentiality agreement, any material non-public information regarding that issuer or its securities to certain persons (i.e., broker dealers, investment advisers, investment companies, holders of the issuer’s securities, etc.), the issuer is required to make a public disclosure of that information either: (i) simultaneously, in the case of an intentional disclosure, or (ii) promptly, in the case of a unintentional disclosure.

7.	Knowingly Receiving Inside Information. There may be times where a limited firewall may need to be established in order to permit the review of a potential transaction that involves the receipt of material non-public information, without having to restrict Loomis Sayles from trading the issuer’s securities. These situations may include over-the-wall deals, private exchanges, reverse inquiries, and private deals. The procedures that should be followed under these circumstances are detailed in Section III of these Procedures.

An over-the-wall deal typically involves an add-on offering whereby the issuer is looking to raise cash in a short period of time. A private exchange typically involves an issuer contacting the largest holders of its bonds or convertible securities with the intent of restructuring its debt or taking out its existing convertible bonds in order to be in a position to issue new debt in the near future. A reverse inquiry typically involves Loomis Sayles approaching an issuer or agent in connection with an interest in entering into a transaction directly with the issuer. In addition, from time to time the Loomis Sayles’ Securitized Asset Team may be asked by a dealer to indicate its interest in participating in the issuance of securitized assets. These assets are generally issued in private deals, and by private companies, but may be issued by public companies, either directly or through a special purpose affiliate set up by these public companies. To the extent a public company is involved, participation by Loomis Sayles could result in the firm obtaining material non-public information about the issuer or its publicly traded affiliate.

As a policy matter, Loomis Sayles has a strong desire to not become restricted in terms of its ability to buy and/or sell a company’s securities for client accounts unless we determine that it would be appropriate and in our clients’ best interest to do so. Loomis Sayles believes that the potential benefit to its clients of having the opportunity to participate in these types of transactions generally outweighs the potential risks of the trade restrictions that could be imposed.

II.	INADVERTENT EXPOSURE TO MATERIAL, NON-PUBLIC INFORMATION

Strict compliance with the following operating procedures is required in order to protect Loomis Sayles and its employees from the serious consequences that can occur if Loomis Sayles and/or its employees misuse material, non-public information.

1.	Whenever an employee receives or believes that he/she may have received material, non-public information with respect to a security, the employee must contact the CCO or GC immediately, and must not:

a.	purchase or sell that security, including any derivatives of that security;
b.	recommend the purchase or sale of that security, including any derivatives of that security; or
c.	relate the information to anyone other than the CCO or GC (or their designees) of the firm.

2.	The CCO or GC will determine whether or not the information is material and non-public, and if so, what actions should be taken with respect to the information. Such actions include contacting the issuer to request that the information be made public, placing the employee behind a firewall, or restricting trading in the company’s securities. The determination of whether the information is material and non-public and the action(s) taken in response to this determination will be recorded in the Legal and Compliance MNPI Review Sheet attached hereto as Exhibit A.

3.	The determination of whether or not Loomis Sayles has received material, non-public information can be very difficult and is driven by the specific facts and circumstances of the particular matter. An employee should NOT attempt to determine on his/her own whether or not the information they have received is inside information. If an employee has any doubts, he/she must immediately contact the CCO or GC.

4.	If an employee that has received material, non-public information complies with the requirement of Section II.1. above, it may not be necessary to restrict Loomis Sayles’ clients and/or the employees of Loomis Sayles from trading in the securities, including any derivatives of that security, of the company in question. Depending upon the facts and circumstances, it may be possible to implement a firewall pursuant to the Firewall Procedures discussed in Section IV of these Procedures, to isolate the information in order to allow trading by other members of the firm, if it is reasonably certain they have not had access to the information. On the contrary, if it is determined that the information has not been contained, all trading by Loomis Sayles’ clients and the employees of Loomis Sayles in the particular company’s securities, including any derivatives of that security, would have to cease until the information was made public or was deemed to be no longer material.

On occasion, Loomis Sayles may receive a private offering memorandum that contains inside information. Upon receipt of any such memorandum, the employee should contact the CCO or GC immediately to determine the appropriate course of action.

5.	If it is determined that it is necessary to restrict trading in a particular company’s securities, including any derivatives of that security, such securities will be added to the Restricted List, and the Legal and Compliance Department (“Legal and Compliance”) will code a restriction on the Charles River Compliance System (“CRD”) and the FIS Employee Compliance Management System (“ECM”) to prohibit client and employee trading in such securities until such time they are removed from the Restricted List.

6.	All new employees will be given access to these Procedures shortly after their start date with Loomis Sayles, and will be required to read them and agree to their conditions. Additionally, all employees will be required to confirm their understanding of and compliance with these Procedures on an annual basis.

7.	Each employee has the responsibility to be aware of restrictions on insider trading both for personal and client accounts. Loomis Sayles is under an affirmative duty to effectively supervise in this area and to enforce these Procedures. Any violation of these Procedures could expose the individual and Loomis Sayles to civil and criminal penalties, dismissal from the firm and a lifetime bar from employment in the securities industry, and significantly harm the reputation of Loomis Sayles.

III.	PROACTIVELY RECEIVING MATERIAL, NON-PUBLIC INFORMATION

Strict compliance with the following operating procedures is required in order to protect Loomis Sayles and its employees from the serious consequences that can occur if the firm and/or its employees misuse material, non-public information. These steps are designed to control the dissemination of material, non-public information so as to avoid having to restrict client trading where we can, and to enable the firm to activate its Firewall Procedures, if necessary.

1.	Over–the-Wall Procedures

a.	During initial discussions with an issuer and/or agent (broker-dealer) thereof, Traders, Portfolio Mangers and Research Analysts may provide general indications of interest which may include the issuers, sectors/industries, maturities, security types, and price ranges that Loomis Sayles may be interested in pursuing. In these general indications of interest, no specific details of actual deal terms may be discussed, and the Trader, Portfolio Manger or Research Analyst must make it very clear to the issuer and/or agent that we do not want to receive any material, non-public information relating to the issuer. These discussions are referred to as “Pre-Engagement Discussions”.

b.	If a Trader, Portfolio Manager or Research Analyst is contacted by an issuer/agent regarding a possible over-the-wall deal where the terms of the offering are already in place, and the agent has been engaged by the issuer (“Post Engagement Discussions”), he/she must instruct the issuer/agent not to disclose any material, non-public information relating to the deal, and to contact the CCO, the Deputy Chief Compliance Officer (“Deputy CCO”) or the Trading Compliance Team (“Trading Compliance”). Traders, Portfolio Managers and Research Analysts are not permitted to receive Post Engagement Discussion details of an issuer’s offering.

c.	Once contacted by the issuer/agent, the appropriate individual in Legal and Compliance will complete the Firewall Acknowledgment Form attached hereto as Exhibit B, and inform the issuer/agent that a firewall is in place permitting Legal and Compliance to receive the material, non-public information relating to the deal without requiring a firm-wide trading restriction of the issuer. Legal and Compliance will then obtain the relevant information contained in Sections I and II of the Deal Checklist (“Checklist”) attached as Exhibit D from the issuer/agent, which will allow the proper due diligence review to be completed by Legal and Compliance.

d.	Legal and Compliance will initially contact the firm’s Chief Investment Officer (“CIO”), Deputy Chief Investment Officer (“Deputy CIO”) or Chief Investment Risk Officer (“CIRO”) (collectively “CIO Office”) in order to determine the product(s) most likely to be interested in the deal, and whether the CIO Office is comfortable with potentially having to restrict the company’s securities. Since the CIO Office will not be behind a firewall, the CIO Office will only be given limited details of the deal as specified in Section I of the Checklist. To assist the CIO Office’s decision making process, Legal and Compliance may also contact members of the investment team, trading desk or research department with details from Section I of the checklist in order to determine the potential level of interest in participating in a deal. In no event will Legal and Compliance disclose the name of the issuer to the CIO Office, PM, Trader or Research Analyst at this time.

e.	If, based on the information provided by Legal and Compliance, the CIO Office determines that we are not interested in pursuing the transaction or potentially having to restrict Loomis Sayles’ trading in the issuer’s securities, the Legal and Compliance personnel in possession of the material non-public information will continue to be behind the firewall until the information relating to the deal is made public or is no longer deemed material (referred to as the “Cleansing Date”).

f.	If the CIO Office agrees to restrict the issuer, it will be added to the Restricted List. The issuer will be restricted for client trading in CRD and for personal trading in ECM. Once this process has been completed, the appropriate Investment Team(s) is permitted to receive the details of the proposed transaction, including the issuer name and other information in Section II of the Checklist. The Investment Team will also be permitted to receive additional information directly from the issuer/agent involved in the transaction, if necessary.

g.	From time to time it may be necessary to provide a Research Analyst with the material, non-public information relating to the deal in order to determine whether the Investment Team(s) would have an interest in participating in the deal. Under such circumstances, the Research Analyst that will receive the information must sign the Firewall Acknowledgement Form to confirm that he/she will comply with the Firewall Procedures. The Research Analyst is prohibited from discussing any material, non-public information relating to the deal with anyone other than Legal and Compliance.

h.	The Research Analyst is permitted to discuss the information contained in Section I of the Checklist with the Portfolio Manager(s) believed to be most knowledgeable about the issuer without disclosing the issuer’s name in order to avoid tainting the Portfolio Manager(s) if he/she is not interested in pursuing the deal.

i.	If it is determined that there is no interest in pursuing the deal, the Research Analyst in possession of the material, non-public information will be reminded by Legal and Compliance that he/she must continue to comply with the Firewall Procedures until the Cleansing Date.

j.	If the Portfolio Manager(s) is interested in pursuing the transaction, the issuer’s securities will be added to the Restricted List, and the Portfolio Manager(s) may receive the details of the deal, including the information in Section II of the Checklist.

k.	The issuer will continue to be on the Restricted List until the Cleansing Date

2.	Securitized Asset Private Deal Procedure

a.	If a Mortgage and Structured Finance Team (“MSF”) member receives a call from an issuer or agent regarding a potential deal, he/she will first determine whether the issuer is a public company or owned directly or indirectly by a public company. If the issuer has no affiliation with a public company, MSF can proceed with the transaction, and it does not need to inform Legal and Compliance, although they may have to do so if pursuing the deal requires the execution of a confidentiality agreement.

b.	If the issuer is a public company or owned, directly or indirectly, by a public company, MSF must instruct the issuer/agent to contact Legal and Compliance, in order to determine whether participation in the deal would result in the receipt of material non-public information of a public company. Legal and Compliance will complete Section III of the Checklist to identify all relevant facts used to determine whether the deal is material to the public company (including, but not limited to, the size of the deal relative the size of the public company, the importance of the deal to the overall financial operations of the public company, and whether the securitization itself is already public knowledge).

c.	Legal and Compliance may bring an MSF team member over-the-wall, if necessary, to assist in the determination of whether the deal involves the receipt of material, non-public information of a public company. Under such circumstances, the Firewall Procedures set forth in these Procedures will be followed.

d.	If Legal and Compliance determines that the potential deal does not involve material, non-public information about the public company, Legal and Compliance will sign the Checklist and inform MSF that they are permitted to pursue the deal.

e.	If possible, Legal and Compliance will request that the dealer and/or issuer represent in writing or otherwise, that no material, non-public information about the related public company will be provided to Loomis Sayles.

f.	If Legal and Compliance determines that the deal would result in the receipt of material, non-public information about a public company, MSF will not be permitted to proceed with the deal unless Legal and Compliance determines that it can effectively control the receipt and dissemination of any material non-public information through the creation of a firewall or by adding the issuer’s securities to the firm’s Restricted List.

IV.	FIREWALL PROCEDURES

1.	Creditor Committees

From time to time there may be a credit event or the prospect of a credit event (default, bankruptcies, etc.) with an issuer that Loomis Sayles holds for client accounts. In response to such events, there may be times when Loomis Sayles’ employees will become involved in pre-bankruptcy workout (“Workouts”) committees or, in the event of a bankruptcy, creditors’ committees for such issuers (both committees are referred to individually or jointly as “Committees”) to protect Loomis Sayles clients’ interests in the issuer.

Membership on Committees by Loomis Sayles’ employees (“Committee Members”) involves inherent conflicts of interest. First, Loomis Sayles has a fiduciary responsibility to maximize returns for its clients through the legitimate gathering of information used to make investment decisions and to have appropriate flexibility to decide when to buy and sell securities for its clients. Second, it may be in the interest of the Loomis Sayles clients that own the securities that are the subject of a Workout or bankruptcy to have Loomis Sayles represent them on the Committees. However, Committee Members also may have a responsibility under the law or by contract to the issuer or to other creditors involved in the Workout or bankruptcy to not divulge confidential or material, non-public information regarding the issuer. Committee Members may from time to time receive material, non-public information on the issuers subject to a Workout or bankruptcy. Barring investment managers from serving on Committees because they may have clients that wish to trade in the securities during these proceedings would deprive these Committees of the opinions of an important segment of the debt market and would deprive the investment manager of the opportunity to represent its clients’ interests on these Committees. To satisfy these competing interests, the courts have permitted firms involved in Committees to actively trade in the securities of issuers that are the subject of the Workout or bankruptcy, so long as adequate procedures are in place to prevent information learned through participation in the Committee to be used for employee or client trading.

Occasionally, Loomis Sayles or a Committee may engage legal counsel, financial advisors or similar outside advisors (“Outside Advisors”) to assist in negotiations with an issuer regarding restructurings, liability management, etc. The engagement of Outside Advisors on Committees is subject to pre-approval from Legal and Compliance, and Loomis Sayles employees should not have any discussions with an Outside Advisor that may result in the receipt of MNPI unless such discussions have been pre-approved by Legal and Compliance. Approval is contingent upon a satisfactory assessment of the Outside Advisor’s qualifications, their compliance with securities laws and regulations, and the adequacy of their own controls for handling MNPI. Importantly, Loomis Sayles must inquire about the existence of any NDAs the Outside Advisor may have signed with the issuer, or any other parties involved in the restructuring process, and confirm that the Outside Advisor’s advice to Loomis Sayles, that may include MNPI, is covered by such an NDA. This will minimize the risk of the firm inadvertently receiving MNPI from Outside Advisors.

2.	Single Situations

In addition to Workouts and bankruptcies, from time to time for other reasons, a Loomis Sayles employee (each an “Informed Employee”) may receive material, non-public information on an issuer. As previously discussed in these Procedures, this fact must be immediately reported to the GC and/or the CCO or their designees. In these situations, it may be in the interest of Loomis Sayles to implement these Firewall Procedures to prevent information learned by the Informed Employee from being used or imputed to use for trading by employees for their personal or client accounts in the securities of the issuer (also “Issuer Securities”).

The knowledge by other areas of Loomis Sayles of the material, non-public information in the possession of Committee Members or an Informed Employee may restrict Loomis Sayles’ clients from trading in Issuer Securities. It is therefore essential that any information acquired by Committee Members or an Informed Employee not be disseminated to other areas of Loomis Sayles, any of their affiliates, or any other persons not involved with the Workout, bankruptcy or otherwise. Regulators may assume that material, non-public information obtained by Committee Members or an Informed Employee is shared with the entire firm unless firewalls are in place to restrict the flow of material, non-public information.

3.	Determining Committee Members

a.	When a default and/or bankruptcy in a security held by Loomis Sayles’ clients is possible or has occurred, the appropriate parties from senior management will meet to determine the feasibility of Loomis Sayles’ participating in a Committee.

b.	If it is determined that serving on the Committee is in the best interests of Loomis Sayles’ clients, and that a Firewall can be properly implemented and maintained, the group will then determine the appropriate individuals who shall serve on the Committee and who shall be subject to these Firewall Procedures and whether other procedures are deemed necessary by Loomis Sayles or others, such as the issuer’s counsel or the bankruptcy court. Generally, the Committee Members will include a member of the Convertibles and Special Situations Team and, to the extent deemed necessary or appropriate, a Portfolio Manager or Research Analyst familiar with the issuer or another designated assistant. In addition, for the purpose of rendering legal advice to Committee Members, Legal and Compliance personnel will be designated to assist Committee Members (“Support Personnel”) and will also be subject to these Firewall Procedures.

4.	Administration

a.	Committee Members and Informed Employees will receive training on these Firewall Procedures and their responsibilities from Legal and Compliance. Each Committee Member or Informed Employee will then execute an Acknowledgment Form, attached as Exhibit B, acknowledging that he/she may receive material, non-public information and that he/she understands and will follow these Firewall Procedures and will immediately inform Legal and Compliance if these Procedures are violated. The GC, CCO, and/or any other Legal and Compliance personnel with whom the specific information has been shared will be subject to these Firewall Procedures. The CCO, or designee, is required to approve the implementation of all Firewalls, but would not be deemed to be behind the Firewall unless the specific nature of the material, non-public information has been disclosed to the CCO or designee.

b.	The Support Personnel will also execute an Acknowledgment Form and will not share such information directly or indirectly with any employee of Loomis Sayles who is not a member of the Committee, an Informed Employee or who is not otherwise mentioned in these Firewall Procedures.

c.	Legal and Compliance must review all confidentiality agreements, declarations or other documents that may be required by a Committee’s counsel as a condition of Committee Members serving on such Committee prior to signing any such document.

d.	In the event that counsel to the Committee or a judge in a bankruptcy case requires that different or additional Firewall Procedures be followed, appropriate members of senior management and Legal and Compliance will meet to determine the feasibility of Loomis Sayles’ implementing the different or additional procedures.

e.	Committee members and Informed Employees may receive monthly reports showing Loomis Sayles’ client trading activity and ownership of the company’s securities. Committee Members and Informed Employees will receive prompt notice if Loomis Sayles no longer owns any of the company’s securities.

f.	Technology Services shall establish a limited access shared drive/folder to hold and save all Committee materials received or other materials electronically requiring storage or those electronic documents prepared in the course of serving on the Committee or otherwise by Committee Members, Informed Employees or Support Personnel (“IT Folder”).

g.	Legal and Compliance will maintain a Firewall Record (attached hereto as Exhibit C) for each Firewall identifying, as applicable, (1) the reason for establishing the Firewall; (2) the effective date of the Firewall; (3) each employee subject to the Firewall, and whether such employee is a Committee Member, Informed Employee or Support Personnel; (4) different or additional procedures; (5) any exceptions to the Firewall; and (6) the date the Firewall is terminated.

h.	These Firewall Procedures will remain in place with respect to a Workout or bankruptcy until the earlier of the termination the Committee or the termination of Loomis Sayles’ participation in the Committee and until the material, non-public information is publicly available or has been deemed to no longer be material. If a Loomis Sayles employee who is one of the Committee Members or Support Personnel or who otherwise becomes subject to these Firewall Procedures terminates his or her participation in the Workout or bankruptcy, these Firewall Procedures will remain in place with respect to that person until the material, non-public information known to the person is publicly available or has been deemed to no longer be material.

i.	These Firewall Procedures will remain in place with respect to an Informed Employee until the inside information is publicly available or has been deemed to no longer be material.

5.	Required Information Security Measures

All persons subject to these Firewall Procedures must adhere to the following security measures while handling material, non-public information:

a.	After Loomis Sayles has entered into a confidentiality agreement for the Committee, Committee Members and Informed Employees must presume that each electronic or hard copy document containing information received by the Committee includes material, non-public information. If information is received electronically it will be stored in the person’s email folder for the matter, if possible in the IT Folder. If information is received in hard copy, it must be segregated in a file or other area to which only the persons subject to these Firewall Procedures have access.

b.	All information must, when not being used, be locked in desks or filing cabinets that are inaccessible to persons not subject to these Firewall Procedures.

c.	Persons subject to these Firewall Procedures should refrain from using e-mail to communicate internally concerning the company and its securities, whenever possible.

d.	If a Committee Member needs information in connection with his or her Committee activities about Loomis Sayles intentions with respect to a company’s securities, the Committee member shall discuss his or her need with Legal and Compliance. A decision will be made as to whether it is necessary to bring the source of the required information “over the wall” or whether, with the prior approval of Legal and Compliance, the Committee Member may ask questions of persons who are not subject to these Firewall Procedures. When engaging in any such conversation, the Committee Member shall be accompanied by Support Personnel who shall make a record of the conversation. Any person with whom such communications are permitted will be added to the Firewall, as applicable.

e.	All materials received electronically requiring storage or those electronic documents prepared in the course of serving on a Committee, by Committee Members, or otherwise by persons subject to these Firewall Procedures should be saved in the IT Folder.

f.	To the extent feasible, all materials faxed to and from persons subject to these Firewall Procedures must be sent and received on a fax machine that is dedicated solely for use and access by persons subject to these Firewall Procedures or is a limited access fax machine in Legal and Compliance designated for the use of such persons.

g.	Once any applicable recordkeeping time period has passed, persons subject to these Firewall Procedures shall shred or delete all documents containing inside information.

h.	Any possible breach of these information security measures must be immediately reported to the CCO or GC, and before such possible breach is discussed with persons not subject to these Firewall Procedures.

6.	Exceptions to Firewall Procedures

a.	All Committee Members and/or Informed Employees shall have primary responsibility for ensuring that no material, non-public information is disseminated to other areas of Loomis Sayles, except in accordance with these Firewall Procedures.

b.	If any Loomis Sayles employee believes that a violation of these Firewall Procedures has occurred, the CCO and GC or designees thereof should be notified immediately and prior to discussion of such potential violation with anyone else including Committee Counsel.

c.	Exceptions to these Firewall Procedures will not be permitted without the prior written approval of Legal and Compliance.

d.	In the event of any exceptions to or violations of these Firewall Procedures, the GC and the CCO and any other appropriate parties shall determine the appropriate course of action to take under the facts and circumstances of the matter. Such actions may include, but are not limited to, restricting client and employee trading in the company’s securities, and disciplinary action against the person(s) who violated these Firewall Procedures.

7.	Compliance Monitoring

a.	Any Loomis Sayles employee subject to these Firewall Procedures is prohibited from sharing the material and non-public information with anyone, except as set forth in these Procedures, and from recommending trading and/or trading for personal or client accounts in the company’s securities until these Firewall Procedures no longer apply to him or her.

b.	Trading Compliance will monitor client trading in the securities of the issuer for which material, non-public information has been received by an Informed Employee for any potential appearance issues or a breach of these Procedures. The monitoring will cover the period of at least five (5) days prior to the effective date of the Firewall up until the termination of the Firewall.

c.	The securities of the issuer involved in the Firewall will generally be blocked in ECM for those employees behind the Firewall.

d.	Personal Trading Compliance will monitor all employee trading in the company’s securities to determine if there is an appearance of a breach in these Procedures and to confirm that such trades, if any, were made in compliance with these Firewall Procedures. The monitoring will cover the period of at least five (5) days prior to the effective date of the Firewall up until the termination of the Firewall.

e.	The electronic communications (i.e., email, Bloomberg messages, etc.) of those employees covered by the Firewall will be monitored by Trading Compliance on an on-going basis. When a member of Trading Compliance is behind the Firewall, the review of that employee will generally be conducted by Personal Trading Compliance once the Firewall has been terminated. The monitoring will cover the period of at least five (5) days prior to the effective date of the Firewall up until the termination of the Firewall.

f.	The electronic communications review will typically include keyword searches for issuer name, ticker symbol and commonly used abbreviations, as well as relevant and situation-specific terminology (i.e., project code names, transaction descriptors, etc.), when applicable.

V.	EXPERT CONSULTANTS

The use of Expert Professional Networks (“EPNs”), also known as Expert/Third Party Consultants, can provide beneficial research information to the investment process. However, due to the one-on-one nature of these consultations, there are limitations on the use of EPNs in order to avoid inadvertent exposure to material, non-public information.

1.	Only approved EPNs may be utilized. An official list of approved EPNs is maintained by Trading Compliance.

2.	The use of new EPNs requires the prior approval of the CCO or Deputy CCO and the CIO or Deputy CIO.

3.	Investment personnel are prohibited from using an expert that is employed by a public company for purposes of researching said public company. Experts must be at least 6 months removed from any company that is publically traded, prior to engaging in a discussion related to said company.

4.	In person, one-on-one meetings with experts are prohibited unless approved by the CCO.

5.	Only those experts that agree to abide by Loomis Sayles’ restrictions regarding disclosure of material, non-public information are permitted to be used.

6.	Prior to each phone engagement with an EPN, both the expert and Loomis Sayles employee are reminded of Loomis Sayles’ policies regarding material, non-public information, either by an automated prompt or by a call moderator.

7.	Trading Compliance periodically monitors these scheduled engagements by dialing into the call anonymously as a way to ensure that discussions remain appropriate, and in line with these Procedures. Monitored calls are documented with a memo that details the participants, topic and a brief description of the discussion that occurred.

8.	On a post-event basis, Trading Compliance will send an email reminder to the Loomis Sayles employee of their responsibility to escalate concerns, if any, around the nature of the information discussed during each EPN interaction.

9.	Trading Compliance conducts monthly oversight of the use of EPNs. Each EPN provides Trading Compliance with a monthly audit report of activity to analyze. Such oversight includes a review of: client and employee trading in the company’s securities post engagement with an EPN, subsequent material announcements from the company post engagement, and any trends in EPN usage that may raise appearance issues.

10.	Any potential instance of exposure to material, non-public information will be handled according to these Procedures.

11.	On an annual basis, Trading Compliance will send the Expert Network Due Diligence Checklist, attached as Exhibit E, to each currently approved EPN.

Exhibit A

LEGAL AND COMPLIANCE MNPI REVIEW SHEET

Date of Review:

Name of Person Conducting Review:

Employee(s) Covered:

Company Name:

Do Loomis clients own the debt or equity of the company?

If so, attach a report of such holdings.

Description of the issue or information of potential concern:

Has outside counsel been retained?

☐ No further action required. Based on a review of the facts and circumstances of this particular issue, I have determined that the firm is not in possession of material, non-public information (“MNPI”) for the reasons set forth below: ______________________

☐ Follow up required. Based on a review of the facts and circumstances of this particular issue, I have determined that the firm is in possession of MNPI and either a Firewall will be established for the employee(s) in possession of the MNPI, or the company’s securities will be placed on the client and employee restricted list. The basis for either determination is set forth below: ___________

Signature:

Name:

Date:

Exhibit B

Acknowledgement

I hereby acknowledge that I have read and understood the Firewall section of the Insider Trading Policies and Procedures attached hereto. I understand that these Firewall Procedures apply to me [as a member of the ____________Committee/in connection with the securities of _______________________] effective [Date], and I agree to comply with them. I specifically understand that if I obtain material non-public information on any company as a result of my being behind this Firewall, that I am strictly prohibited from sharing that information with anyone at Loomis Sayles or outside the firm, and I am strictly prohibited from trading personally or recommending client trading in the securities of the company involved in the Firewall. I also acknowledge that I understand that my failure to comply with these Firewall Procedures could have serious implications for Loomis Sayles, its clients and me personally.

Signature

Print Name

Date

If applicable, the following is a list of the accounts that I manage that currently hold securities of [name of issuer] and therefore are affected by these Firewall Procedures:

[Names of accounts]

Exhibit C

LEGAL AND COMPLIANCE DEPARTMENT FIREWALL RECORD

Date:

Issuer Security:

Responsible Attorney:

(1)	The reason for establishing the Firewall

(2)	The effective date of the Firewall

(3)	The date the Firewall is terminated

(4)	Employee(s) subject to the Firewall

(5)	The employee(s) status as a Committee Member, Informed Employee or Support Personnel

(6)	Authorized Contact Persons/Groups

(7)	Different or additional procedures

(8)	Any exceptions to the Firewall

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(9)	Any authorized wall crossing and basis for crossing

(10)	Additional information

Firewall establishment:

By signing below, I approve establishing a Firewall pursuant to which only the above-named parties are behind the Firewall. If not personally covered by this Firewall, I hereby confirm that I have not received any material, non-public information relating to the company involved in the Firewall.

Signature:

Name:

Date:

Firewall termination:

I approve the removal of this firewall.

Signature:

Name:

Date:

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Exhibit D

Deal Checklist

For Over-the-Wall, Private Exchange, Reverse Inquires and Securitized Assets Deals complete Section I and II. For Securitized Assets Private Deals, that involve public company (either directly or indirectly, complete Section III.

Section I. This information can be discussed with the CIO/CIRO when seeking approval to potentially restrict a company’s securities:

Name of Person Completing Form:

Date of Call:

Loomis Sayles Employee Involved in the Potential Transaction:

Broker Name:

Industry:

Domicile:

Currency:

Rating: ____. If not rated, does the company have another security publicly rated?

Size and Type of Offering:

Is the offering a Rule 144A security?

How many other investors are being approached?

Debt and/or Equity Outstanding:

Use of proceeds (Deleveraging, acquisition financing, etc):

Held by FIG and/or Equity Accounts:

Followed by FIR and/or ER:

Timing of Reply:

Timing of Deal:

Timing of Restriction:

Section II - This information can only be disseminated if the issuer’s securities have been added to the firm’s Restricted List or a Firewall has been erected around the recipient of the information:

Issuer / Parent Company Name:

Conversion Premium:

Coupon:

Maturity:

Call/Put Schedule:

Concurrent offering?

Section III

Issuer Name:

Is the Issuer a publicly held company?

Is the Issuer owned directly or indirectly by a public company?

Does the Issuer have a material relationship to any other publically traded company?

In your opinion, does the deal represent a material development for the public company?

Yes or No?	Why?

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What type of information would be disclosed to Loomis Sayles under a NDA with the issuer?

Has the broker/dealer involved in the deal represented that information to be provided does not represent material non-public information? ___________________________________

Legal and Compliance Department Review

Reviewed by:	Date:
Print Name:

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Exhibit E

II      LOOMIS     SAYLES.     Expert Networlk Due Dilieence Cheoklist

Date of Due Diligence:

EJcipent N,etworlt Coml!)any ame:

What product (s} does your exl!)ert ne,two’Ji;provide:

§	Pnone Gonsiultatioru One on One Meetings T1ransaipts Round ta’ discussions Otli"ler
If Otller, ?lease explain:
Aire tnere new pmduct,(s} tiratyour exl!)ert network are offering? If Yes, pleasiee� ain:	D	'i'es	D	No

Has:tli"l"E!re been any dhanges to lihce tralning tli"lat is provided to e�perts: regarding	D	'i'es	D	No
materiar ntl'n-pub.lic (�MNPf'} infO'smation?
If Yes, preasiee:.:plain:
1-,bve 'fOlll Ul!)dat:ed anv policy or procedures·n 1ihe past year due to MNPI violatillills?	D	'i'es	D	No

If Yes, pleasiee� ain:
Ha,ve 'fOlll ever been·nvestiga,ted by tlle SiEC? If Yes, pleasiee� ain:	D	'i'es	D	No

Is 1ihere a, web-basied portal where Com;pliance itsa' eto re·vie11,•a,j IP bac�gmundi5 bl ,scnedu led events, c) nistorical events, d) event topics?	D	'i'es	D	No

In tM past year, haille there bcee;n new sielN'ices or tools added to tne platfoim 1ihat	D	'i'es	D	No
Compliance s!.hol!lld be notified on?
If Yes, pleasiee�p ain:

Do you prnvide a usage report for Com; iance l!)Urposes? If No_, l!)rease eJlll!laln:	D	'i'es	D	No

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